Exhibit 99.1

Transcript of fiscal 2010 third quarter earnings call

Operator

Good afternoon. My name is Amanda, and I will be your conference operator today. At this time, I would like to welcome everyone to the Allscripts third quarter 2010 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. (Operator Instructions) Thank you, and I will now turn the conference call over to Mr. Seth Frank. You may begin.

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Hi, this is actually Glen Tullman. Thanks, Amanda. Good afternoon, and welcome to the Allscripts fiscal 2010 third quarter conference call. This is Glen Tullman. I’m the Chief Executive Officer of Allscripts, and joining me on the call today will be Bill Davis, our Chief Financial Officer, Lee Shapiro, who is President of Allscripts, and Seth Frank, our Vice President of Investor Relations.

Today, what we want to do is cover our performance for the third quarter, our view of the market, a business update, and then I’m going to ask Bill Davis to review our financial highlights from the third quarter and provide an update on our guidance for the remainder of fiscal 2010. We, of course, will also leave time for your questions, but let’s go ahead and begin, and I’m going to ask Seth Frank to read our Safe Harbor statement. Seth?

Seth Frank - Allscripts-Misys Healthcare Solutions, Inc. - VP - IR

This presentation will contain forward-looking statements within the meaning of the Federal Securities laws. Statements regarding future events, developments, the Company’s future performance, as well as management’s expectations, beliefs, intents, intentions, plans, estimates, or projections relating to the future are forward-looking statements within the meaning of these laws.

These forward-looking statements are subject to a number of risks and uncertainties, including the volume and timing of system sales and installations, the implementation and speed of acceptance of the Electronic Health provisions of the American Recovery and Reinvestment act of 2009, and other factors outlined from time to time in our reports filed with the Securities and Exchange Commission to which you should refer, including our 2009 Annual Report on Form 10-K, available through the website, maintained by the Securities and Exchange Commission at www.sec.gov. The Company undertakes no obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise.

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Thanks, Seth. Our third quarter results were very strong across the board. I’m pleased about where we are today in our position to capitalize on the market going forward, and I couldn’t be more proud of the performance of our entire organization. We delivered across every metric we measure.

Bookings for the third quarter were $105.5 million, up 25% year-over-year and a new sales record for the Company. This result is in sync with the increasing demand we have described to you on previous quarterly calls. Total non-GAAP revenues were $180.4 million, a testament to our growing ability to implement in a more rapid and higher quality way, and it is worth noting that approximately 63% of those revenues were recurring in nature. Non-GAAP earnings for the quarter totalled $25.6 million, which equates to about $0.17 per share, demonstrating as Bill Davis will describe later in this call, our ability to invest while at the same time operating efficiently and profitably. Overall, a great quarter for Allscripts.

While I’m very pleased with our continuing progress, our growth in bookings, revenue, and operating profit in our business, I’m even more excited about the results we are delivering for our clients. In a market where meaningful use is now the measure, leadership will be defined by whether or not physicians and other caregivers are actually using the Electronic Health Records. This is where we believe Allscripts leads the market today and will continue to lead. We have more physicians live on an Electronic Health Record than any other ambulatory EHR Company, and our clients are saying that utilization of our solutions has become central to their ability to deliver high-quality healthcare services every day.

If you want to hear from our clients directly, go to www.allscripts.com/go to see over 100 examples of how our clients are using our solutions to improve the quality of care they deliver and better manage costs, yielding a very significant return on investment for their organizations. This is what we call best demonstrated practices. It’s not theoretical any longer, it’s real, and our clients are telling the story for us.

Our leadership was also on display at HIMSS, the largest trade show in Healthcare IT, that took place in Atlanta early last month. 28,000 CIOs, physicians, practice managers, and other healthcare professionals attended. We were excited by the attention we received at HIMSS, and we were not the only ones to notice. In fact we read in reports published after the conference and heard from many of you on the call today that Allscripts and the Allscripts booth was the busiest on the exhibition floor. More important, it was the most successful HIMSS in our history, and we exceeded our performance goals for meetings, demos, booth visits, and event attendance.

I would like to acknowledge one of our blue chip clients, Bill Spooner, Chief Information Officer of Sharp Healthcare in San Diego. Bill was named CIO of the year by HIMSS, and on the day of the awards ceremony, he shared the story of Sharp’s recent upgrade to Version 11 of our Enterprise Electronic Health Record, including a big bang implementation of the orders module for over 400 physicians and 2,000 total users. Sharp’s physicians and staff are now placing 100% of their lab, radiology, and cardiology orders electronically using our Electronic Health Record. A really great example of meaningful use and also what can be accomplished by a world-class healthcare organization with strong leadership and a commitment to success.

Speaking of meaningful use, let me say word about the market and where we are. As Bill Davis and I have conveyed, we continue to expect that each quarter will be better than the last in terms of interest in and demand for our solutions. We believe checks from the Federal Government to physicians, which begin arriving in 2011, will compel even more participation in the program, and we’ll be ready for it, with ARRA certified products, marketing, our direct sales engine, a well trained channel, and scaled up deployment capacity.

Each step adds more comfort and certainty to more potential buyers. For example, the final rules for both meaningful use and certification, along with a list of organizations designated to certify Electronic Health Records will be finalized in the May-June time frame. Physician groups have now begun to change their focus from meaningful use to finding the best long-term partner, and this increasingly means Allscripts.

There are several reasons for this. First, our client footprint, which serves as both a competitive advantage, demonstrating the quality of our solutions, as well as an example of how we successfully deploy our solutions. It also provides a great source of client references.

Second, the Allscripts stimulus program, which includes a no payments for six months finance package, that bridges the need for out of pocket expenditures until the government incentives kick in. And third, our Allscripts Stimulus guarantee that our products will meet certification criteria. The bottom line, physicians assume top companies will be certified, and now they’re looking for partners.

As you can see from our booking results, our sales engine is delivering exceptional performance through direct sales and through distribution channels. We have had excellent success in our core market of large hospitals and health systems, many of whom are leveraging the Stark Law relaxation, plus the catalyst of Stimulus dollars to strengthen relationships with their affiliated physicians in their communities. One example is Hospital Sisters Health System in Illinois. Hospital Sisters selected our Enterprise Electronic Health Record and Practice Management Solution for their 130 employed physicians, and they are also offering our integrated solution to more than 3,300 independent physicians affiliated with their 13 hospitals.

We also continue to leverage our client relationships and the breadth of our full solution, as we cross-sell to Health System clients. For example, we announced in early February a new agreement with NUHealth, a 1,200-bed Long Island, New York hospital system that had been a user of our Care Management product. Now, in an agreement valued at over $5 million, NUHealth will deploy our Enterprise EHR and Practice Management Solution to their 85 specialty clinics, along with our Emergency Department Information System for Nassau University Medical Center. This relationship bridges the gap between inpatient and outpatient care.

Today we announced another example of the appeal of our Full Solution Suite, Parkview Health System in Indiana. Parkview, in a multimillion dollar agreement, selected Enterprise EHR and Practice Management for 170 of their employee physicians, with an additional 280 licenses for their affiliated physicians and for future growth. And Parkview will deploy our Emergency Department Information System in six hospitals. Parkview is also an example of cross sales into our base of legacy Misys Practice Management clients.

Now we’re also seeing acceleration in the adoption of Electronic Health Records among small and mid-size physician practices. In the third quarter, we saw solid increases in MyWay deployments, as well as a major uptick in sales of Allscripts Professional EHR. We are pleased with our brand recognition in this segment. In fact, a recent Medicorp survey of small and mid-size physician practices found that Allscripts is “clearly dominating.” According to the survey, which was published in February, an Allscripts product is number one on the list relative to practices that are evaluating new EHR systems, as well as new Practice Management systems. The mindshare factor with clinicians is a major component of our success today and will pay dividends in the future.

In terms of execution, we have a number of competitive advantages, beginning with the fact that over 100,000 providers practicing in groups of less than 10 physicians, already have our Practice Management system installed and working. In the time of Stimulus, practices want the fastest way to get the Stimulus dollars with the least amount of change and risk. Ripping out their working Practice Management system is simply a non-starter with most of our base, when presented with the simple option of upgrading to an Allscripts Electronic Health Record.

Another advantage is our Allscripts Distribution Network, comprised of 800-plus experienced sales executives from major partners, including Henry Schein and Cardinal Health, two of the largest and most respected distributors in the country, along with smaller but highly respected operations like etransmedia, and the balance of the 50 or more working distributors working with us nationally. This capability and coverage will be critical as the market heats up.

When we talk about seeding the market, I always like to mention our Electronic Prescribing capability. I think of this as the on-ramp to the electronic healthcare highway and specifically to Electronic Health Records. Allscripts recently surpassed the 100,000 user mark for our stand-alone Allscripts ePrescribe Solution and we are on a path to eclipse 100 million prescriptions written by physicians using our software. ePrescribing utilization is an important measure of meaningful use, and these numbers confirm that Allscripts continues to be the most utilized EHR on the market today. These physicians also present an upsell opportunity to our Electronic Health Record.

And finally, our Health Solutions business continues to perform exceptionally well, with high recurring revenue delivered through our SaaS-based solutions. Client wins in the third quarter include Carolinas Health System with 29 hospitals, who selected our Care Management Solution. Carolinas, by the way, owns AnMed Health, which selected our Enterprise EHR for their 60 employed physicians and another 40 affiliated physicians.

Another new client win is EMH Regional Healthcare in Ohio, who purchased our Emergency Department Solution for two hospitals and one urgent care center. What you see are more systems buying into our concept of a connected system of health, and the advantage of having a comprehensive suite of solutions to sell to these clients.

Turning to operations, we remain laser focused on ensuring we’re ready to take full advantage of the market opportunity. We’re doing this in two ways, first, by bringing on exceptional talent, and second with systems and processes designed to scale. On the talent side, I want to welcome Richard Sills, who joined our team from Computer Associates where he led a deployment team of over 2,000 individuals. We continue to add top notch talent to what a recent research report referred to as an industrial strength management team.

So people are one component, and processes designed to scale are another. Our Upgrade Enablement Center is a critical success accelerator. UEC, as we call it, provides a quick migration path for our legacy Misys EMR users.

This four to six-week process lets clients protect their investment in software while moving to our professional Electronic Health Record. Several hundred client organizations have already signed up for UEC services, and we expect that number to continue to grow. We are planning to extend our UEC platform to upgrade Allscripts clients on all of our legacy EHR systems to ensure clients will be Stimulus ready.

And we continue to innovate with programs in response to key government initiatives. For example, our Public Sector team is engaging with the new Regional Extension Centers, our RECs, all 60 of which have now been named as of yesterday. These organizations were created by ARRA to help primary-care physicians in small practices select and implement Electronic Health Records. Our RECs team’s sole focus is to ensure that Allscripts is one of the primary EHR providers endorsed by these regional extension centers. While it’s early in the process we’re very encouraged by the progress our team is making.

So to sum it up, this was a great quarter for Allscripts across the board. I’m very proud of our performance, and I feel confident that we are strongly positioned as a leader in the Healthcare IT industry, and that we’ll continue to capitalize on an expansive market opportunity in our space. Now let me ask Bill Davis to provide you with the details of the financial aspects of this quarter. Bill?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

Thanks Glen, and good afternoon everyone. I will briefly highlight our financial results for the third fiscal quarter, and then we’ll discuss our outlook for the balance of our year. Before we begin, I would direct you to the non-GAAP results and reconciliation table and explanation included in our press release to assist in evaluating financially comparable periods and adjustments to reconcile GAAP and non-GAAP financial metrics. In addition, we have made available supplemental financial data that includes previously reported financial information on a quarterly basis, including GAAP and non-GAAP information. The supplemental data sheet and our press release can be found on our website at investor.allscripts.com.

Allscripts reported very strong financial results this quarter from every perspective, including record bookings, revenue, operating margin, earnings per share, as well as cash flow. Bookings were strong, totaling $105.5 million in the quarter, representing a 25% growth rate when compared to the third quarter a year ago. Please note that Allscripts’ reported bookings conforms to our established definition of bookings, which does not include transaction fees.

For those of you who follow Misys PLC they in fact do include transaction fees in their booking definition, and if you were to include such transaction fees, you would add approximately $35.4 million to our quarter’s reported bookings, for a total of $140.9 million. As Glen discussed our Q3 bookings were strong across our entire Solution portfolio, and we had exceptionally strong sales of new Enterprise EHR deals, many of which were the community variety that we have discussed on this call and in prior press releases. We have also had excellent traction in both our Professional EHR and MyWay EHR offerings. In fact, this was our strongest quarter for Professional EHR this year, which is sold principally to small physician practices.

I also note that the competitive advantage of our sales footprint, through both our direct and partner channels with strong focus on end user adoption, contributed to our strong results in the quarter. Our Health Solutions Group business, which includes our Emergency Department, Care Management, and Discharge Management Solutions, also produced very strong results.

On a year-to-date basis, our bookings are up 28% versus the first nine months of fiscal 2009, illustrating strong results that reflect the rising tide demand environment we are witnessing, combined with Allscripts formidable position in the marketplace. In terms of bookings mix, approximately $22.9 million or 22% of our third quarter bookings relate to Software as a Service, or SaaS transactions, that will be recognized as revenue over approximately the next 48 months. This dollar amount is essentially flat versus Q2 of this year.

Please keep in mind that our quarter’s strength in Enterprise and Professional EHR sales are principally licensed transactions, therefore, lowering the SaaS mix slightly. Year to date, SaaS bookings grew to $70.2 million, or about 24% of bookings for the first nine months of fiscal 2010. Our view remains that up to one-third of our bookings within the next few years could result from SaaS deals, especially as we see a larger mix of bookings from smaller practices that will favor a SaaS-based model for purchasing an EHR.

Turning to backlog, we ended the quarter with approximately $747 million in reported backlog. Our backlog is an important barometer and positive indicator of our quarterly visibility. Approximately 74% of our backlog this quarter consists of future revenue from reoccurring sources, which include maintenance, our SaaS contracts, as well as transaction fees. Backlog totals for the third quarter are as follows, approximately $194 million of Clinical Software and related services fees, approximately $163 million of subscription and SaaS fees, $246 million of annual maintenance fees that are expected to be recognized over the next 12 months, and finally, approximately $144 million of transaction fees, which principally consist of EDI transaction fees, and again, are also expected to be recognized over the next 12 months.

Looking at our income statement revenue in the quarter was $179.9 million and $180.4 million on a non-GAAP basis. Importantly, Allscripts’ revenue growth accelerated significantly in the third quarter, as non-GAAP revenue grew 16% versus the prior year period, a 6% sequential growth when compared to the second quarter. A stand-out for us this quarter was system sales, or revenues, rather, which grew nearly 61% year-over-year, a powerful testimony to our success by offering a leading portfolio of innovative solutions to every segment of the market.

We shipped significant quantities of software and hardware in the third quarter. Systems revenues also benefited from several of our large enterprise engagements making good progress with their implementations, which as you know, drive systems revenue, given we recognize such revenue on a percentage of completion basis. As a result of the strength of our revenue in the quarter, Allscripts reoccurring revenue was approximately 63% in the quarter, versus 67% in the second quarter as we added new licensed clients to our install base.

Regarding our Professional Services, revenue grew year-over-year, but declined sequentially due largely to expected seasonally lower utilization, which is typically incurred during the months of December and in early January. As you know, there are fewer days to implement and train during the holidays, as well as a typically higher level of paid time off of our implementation resources. As a result, utilization and therefore gross margin, declined somewhat in the quarter versus Q2. It is worth noting the swing to positive gross margins of 13% in the third quarter versus negative margins a year ago, illustrating improvement in overall service execution.

We anticipate a seasonal rebound in services revenue and margin in the fourth quarter. Further out, we anticipate that the operational initiatives Glen discussed, including READY, the Upgrade Enablement Center, and enhancements to our training, plus product innovations that improve the speed of deployment, will benefit us here as industry demand continues to accelerate.

Turning to our reoccurring revenue streams, maintenance revenue grew approximately 11% year-over-year, reflecting price adjustments to long-term maintenance agreements and growth in our installed base of clients. Transactions and other revenue which consist of revenues from our Payerpath Revenue Cycle Management as well as Transaction Processing business, plus ePrescribing and SaaS revenue, grew approximately 7%, reflecting growth in volumes and a steady increase in our reoccurring SaaS client base. While we were pleased with the uptick in system sales in the quarter, please keep in mind that our long-term revenue model contemplates that our overall revenue growth will reflect an increasing mix of SaaS transactions from smaller practices on a subscription basis, and Enterprise revenue from larger physician practices, both of which take longer to convert into revenue.

Looking now at margins and expenses, non-GAAP gross margin percentage for the third quarter was 56.6%, down slightly from Q2 but up 200 basis points year-over-year. The year-over-year improvement in non-GAAP gross margin is largely due to the improvement in our Professional Service operations, as well as higher mix of license sales in the quarter. Overall, we continue to expect gross margins to track in the mid-50s range for the immediate future, and we will likely see some level of fluctuation quarter to quarter, depending on our revenue mix.

GAAP operating expenses were $69.8 million for the quarter. Non-GAAP operating expenses, before stock-based compensation of $4.3 million in deal related amortization that is classified in our operating expenses of $2.5 million, was approximately $62.9 million in total, up slightly compared to $60.5 million in the second quarter. Most of the sequential increase in operating expenses was due to the planned R&D expenditures, as we discussed with you last quarter. Our gross R&D expenditures year to date, including new product development is over $56 million before software capitalization, putting us on target for our anticipated $70 million in R&D investment for fiscal 2010.

Operating margins on a GAAP basis were approximately 17.7%. On a non-GAAP basis, operating margins were approximately 21.1%, which excludes total deal-related amortization of $5.6 million, of which $3.1 million is included in our cost of sales. This compares favorably with second quarter non-GAAP operating margins of approximately 20.6%, an increase of 50 basis points.

Capitalized software was approximately $4.9 million in the third quarter, bringing our year to date total to $13.4 million, or approximately 24% of our year to date total R&D spend. Our capitalized software expense will continue to fluctuate somewhat on a quarter to quarter basis, based on our product development schedule. We believe these investments and innovation will continue to pay important dividends as stimulus approaches, widening the gap between Allscripts and our competition, maximizing the significant growth opportunity by making sure our clients are indeed stimulus ready.

Our GAAP tax rate in the quarter was approximately 41%, an increase from the 40% rate we recorded in the second quarter. We continue to anticipate a full-year tax rate of approximately 39%, and have used this rate for non-GAAP purposes. The anticipated reduction in our effective tax rate will largely be driven by the completion of our research and development tax credit study in the fourth quarter.

GAAP net income for the quarter was $18.5 million. After adjustments, non-GAAP net income was $25.6 million, compared to $21.7 million in the third quarter of last year, or representing 18% growth. On a per share basis, diluted earnings were $0.12 per share on a reported basis, and $0.17 on a non-GAAP basis. EPS on a non-GAAP basis grew 21% year-over-year.

Allscripts ended the quarter with $117.7 million in cash and marketable securities, a net increase of $27.2 million from $90.5 million in the second quarter. Cash flow from operations was the strongest in corporate history, $46.5 million in the third quarter. We reduced our long-term debt by $10 million. Please note the balance of the $14 million was, in fact, paid off in March.

As we indicated in our second quarter call, accounts receivables increased $24 million to $179 million versus the second quarter. This increase is due to our annual maintenance billing that occurred in late January and early February, and is offset by a corresponding increase in our deferred revenue. Such maintenance billings will be recognized into revenue over the course of calendar 2010. As a result, our DSO increased to 91 days from 83 days, and will return to historical levels starting in the fourth quarter.

Finally, we ended the quarter with approximately 2,358 employees, which compares to 2,307 at the end of the second quarter, as we added additional staff to R&D, support, as well as sales. In summary, as we enter the early part of our fourth quarter, we are very excited about our accomplishments for the third quarter and nine-month period. This is particularly notable as we continue to invest significantly near term for our future growth, which we expect will be significant and which will play out over the next several years as the Federal Stimulus program moves the majority of physicians to adopt EHR technology. We believe that as demand rises, we will be well positioned to leverage our investments to realize the full benefit of our footprint for clients, employees, as well as our shareholders.

Before I turn to guidance, I do want to re-emphasize several key messages. First, we expect to see a continuing steady increase in demand for Electronic Health Records and related technology, with acceleration in buying by smaller physician groups more notable at the end of calendar 2010. Smaller physician groups constitute at least half of the practicing physicians in this country, which means that we anticipate higher deal volumes and smaller values per deal as buying patterns shift.

As I mentioned earlier, as part of this shift, we expect to see an increasing mix of SaaS bookings and subsequent revenue, which will also impact our revenue trajectory as we derive higher visibility and a longer reoccurring revenue stream, while experiencing more balanced short-term top-line growth. Finally, our high mix of reoccurring revenue, approximately 63% of which is derived from maintenance revenue, SaaS agreements, and our transaction business, together should continue to yield an overall mid to high single-digit organic growth rate.

So turning to guidance, with regard to revenue, we are raising our anticipated revenue for fiscal 2010 to a range of $700 million to $705 million. Our prior guidance for fiscal 2010 for revenue was a range of $680 million to $700 million. Finally, in addition, we are also raising our net income guidance to approximately $67 million to $68.5 million, which equates to an EPS range of $0.44 to $0.45 per diluted share, and non-GAAP net income expectations to a range of approximately $97 million to $98.5 million, which equates to an EPS range of $0.64 to $0.65 per diluted share.

Our non-GAAP net income guidance contemplates approximately $22.6 million of acquisition-related amortization, approximately $16.5 million of stock-based compensation, $4.9 million of deferred revenue, and approximately $5.3 million of transaction-related expenses, which were incurred through the first nine months, all on a pretax basis. For purposes of calculating the after-tax impact, we are assuming a corporate rate, as we have in prior quarters, of 39%. We also anticipate a share count for the year of approximately 150 million shares.

Finally, while we do not typically provide bookings guidance, I thought it was important to note that our revised revenue and profit guidance anticipates at least $105 million in fourth quarter bookings. With that being said, we believe that there is sufficient momentum in the marketplace that could result in bookings being as high as 112 for the quarter. So with that, I would like to turn the call back over to Glen Tullman for some closing remarks.

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Thanks, Bill. Great news. We continue to believe that we’re at the beginning of one of the fastest transformations of an industry in the history of the United States, and Allscripts is well positioned to capitalize on this opportunity. We often tell clients the time is now, and this has never been more true, not just for clients, but also for investors looking to capitalize on this industry transformation.

I want to conclude today’s call by thanking all of you for your interest in Allscripts and for taking the time to join us today, by also thanking our employees for delivering a great quarter, and thanking our clients who allow us to be their partner in our quest to transform healthcare. We’ll now turn the call back over to the operator to take your questions. Thanks very much. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) Your first question comes from Corey Tobin. Your line is open.

Corey Tobin - William Blair & Company - Analyst

Hi everyone, congrats on the nice quarter.

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Thanks, Corey.

Corey Tobin - William Blair & Company - Analyst

Just looking for a little more detail, if you could, on the breakdown of bookings. Is there any color you can give us on the split between inpatient and outpatient bookings, or perhaps for the ambulatory piece of the bookings, what’s the split between the Clinical versus Practice Management systems? Or anything else along those lines would be very helpful.

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

Corey, we don’t provide a whole lot of detail beyond the total. I think I have historically talked about the health system sales contributing an order of magnitude of kind of 20% to 25% of our total bookings. I would suggest to you that third quarter, we didn’t see a material change in terms of that mix. As I mentioned, beyond that within the Ambulatory space, we were very pleased with our bookings performance across the entire spectrum.

All of our products and resultant channels did very, very well, so we’re very believed the high end, middle, and the low end. I would comment on the Practice Management. There, too, we’re also encouraged by the attach rate in terms of Practice Management sales, most notably in the mid market to low end of market, but from a mix perspective, we didn’t see any material shift, just in terms of what that was on the PM side.

Corey Tobin - William Blair & Company - Analyst

Okay, great. One other one, if I could. Glen, just following up on your comments regarding the end market momentum, is it safe to say, as you see the end market building, can we translate your comment into one that we should see sequential increase in bookings each quarter going forward, or should we more just think about momentum in the end market and bookings still could be volatile?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

I think Bill and I have been consistent, Corey, in saying that we see the demand—the interest in and demand for our products continuing to accelerate each quarter. So we don’t see that being volatile in any way. We see a continued increase in demand, and I think that was reflected in Bill’s guidance to the market, where he said that while we expected a slightly lower number, we’re comfortable with giving a higher range on that bookings number based on what we’re seeing, strength in HIMSS, strength in buying signals and the like. So we continue to see this nice, steady, solid uptick in the market quarter by quarter, and we’ve been consistent in saying that.

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

I think, Corey, the only call-out I would make in terms of just thinking about the sequential dynamics is the contribution that comes most notably from the Enterprise side of the business. As we have said in many quarters in the past, predicting some of those enterprise deals to a specific quarter, given their order of magnitude, some of those deals being in the range of $5 million to $10 million, they do, in fact, introduce some level of variability from quarter to quarter.

But the baseline demand, we could not agree more with the comments that Glen made. We clearly feel we’re in a rising demand environment, but I just would caution you in the context of some of the Enterprise contribution on that score.

Corey Tobin - William Blair & Company - Analyst

And to potentially state the obvious, safe to assume that should extend well into fiscal 2011?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

Again, the only call-out there, and I tried to highlight it in my script, is that as you shift toward medium to smaller size practice, clearly the deal volume is expected to increase, but the average deal size, just because it involves a fewer number of physicians is naturally going to decline. So I just would caution you to really think about it in the context of deal volume, not just in absolute dollars.

Corey Tobin - William Blair & Company - Analyst

Sounds good. Great.

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

Thanks, Corey.

Operator

Your next question comes from Atif Rahim. Your line is open.

Atif Rahim - JPMorgan Chase & Co. - Analyst

Hi, thanks. Bill and Glen, I think at HIMSS this year, we saw a significant increase in number of EMR vendors present there. Are you seeing anything on the pricing environment, any pressure there, or how do you see that, particularly on the SaaS side?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

This is Glen, Atif. We haven’t seen that. Again, as I mentioned in my comments, what’s becoming more and more important to people is selecting a vendor who can deliver. They can have have confidence that number one, they’re going to be here, number two, they know how to get to you meaningful use, which is another, a proxy for saying get me to the money, and number three, they want to partner long term that’s going to innovate.

It’s interesting. We’re seeing less and less questions on will you be certified for meaningful use, and more and more questions are can we get you on BlackBerries and iPhones and Windows Mobile devices, and now the new tablet from Apple. They want to know about innovation; they want to know you’re going to be here.

Relative to the smaller players in SaaS, remember, for most physicians, when you talk about Software as a Service, they don’t think about technology, they say can you bill me monthly. It would be akin to somebody saying on your cell phone what switching network is AT&T or Verizon using. They don’t want to know that. They want to know is it going to work, and either do I have a client server, is it hosted, is it SaaS; they want a simple way to buy. So that’s what we’re seeing out there.

In terms of the number of vendors, we continue to believe that there’s a consolidation that is happening, and based on a number of folks showing up on our door each month, trying to sell themselves, we think that that’s happening more and more rapidly. So I think you are going to see the larger players take more and more share, and they already have a substantial share.

Atif Rahim - JPMorgan Chase & Co. - Analyst

Okay. As a follow-up, are you seeing any replacement market developing, particularly are you displacing any existing EMR vendors in the deals that you’re selling?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Absolutely. Of the Electronic Health Record vendors out there, there’s two things going on. One, what you see is some of the vendors that are out there won’t be able to meet meaningful use, and so people are looking for more comprehensive solutions, and I tried to highlight in that some of my comments.

Just this month, if you look at Sacred Heart, for example, our win and Practice Management at Sacred Heart came at the expense of one of our most significant vendors. Sacred Heart was one of their largest customers, and we took it away. I said vendors. I should have said competitors. So that was a big competitive win head to head, where we’re de-installing one of the common publicly traded vendors that we have in the mid market.

Atif Rahim - JPMorgan Chase & Co. - Analyst

Got it. Thank you.

Operator

Again, please remember to limit yourself to one question and one follow-up question. Your next comment or question comes from George Hill. Your line is open.

George Hill Analyst

Hey, guys, thanks for taking the call. Glen, a real quick yes or no question. Has this market really tipped yet, or do you think we’re waiting to see that?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

You know, again what we’re saying, what we’ve said is each quarter we’re seeing stronger demand and stronger interest. I don’t think the market has tipped yet. I’ve said that when the checks start hitting, I think that’s when we’re going see an uptick in demand. But again, we see very strong continued growth in demand quarter to quarter going forward. So I don’t think it’s, quote, unquote hit yet, but I do think he we’re starting to see some of the results of more physicians getting confident that the time is now.

George Hill Analyst

I guess I just want to drill down and get a little more color on a couple of the numbers questions that you highlighted. You talked about this single-digit top-line growth starting. Was that at the end of calendar 2010, or should we think about it like a fiscal 2010, 2011, 2012 event?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

I’m sorry, George, you’re a little muffled. I think your question was my comments just about the onslaught of demand towards the end of calendar 2010?

George Hill Analyst

When we should start looking for the single-digit top-line growth.

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Again, I think that our guidance for this year is indicative of high single digit growth. We will be prepared to provide 2011 guidance on our fourth quarter call to preview that a tad bit in keeping with our bookings momentum to date, and as we intimated in the fourth quarter, expecting that to continue, that all naturally is going to translate into sustained top-line growth.

The only word of caution that I would give there is my comments around the SaaS mix and the shift that we do anticipate as these smaller practices take that on in a greater level than we’re seeing today, that’s going to have some impact just in terms of our top-line growth expectations, but the benefit to that is obviously it’s going to improve our reoccurring revenue mix. But again, we’re very comfortable that if you look at our bookings performance to date and convert that to our revenue performance, we feel comfortable with what we’ve conveyed as our revenue growth trajectory or expectations to the market.

George Hill Analyst

I think I’ve got a good handle on that dynamic. Gross margins, you talked about it hovering the mid-50s this year. Safe to assume, I don’t want to speak too much for the next fiscal year. Safe to assume that number should probably continue to tick up towards a number with a [six] in front of it over fiscal 2011?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Again, I would hesitate to get into 2011 guidance at this point. I would just say on gross margins, again I would encourage people to follow the guidance that we have provided, and as some of these initiatives READY, the READY initiatives and the UEC and the like, that’s going to start to express itself, and quite honestly, I’d like to show some demonstrated success before we translate that into future projection for the market. But I would just stay tuned on that front.

George Hill Analyst

I guess last quick one for Glen before I hop off the line, Glen, there’s (inaudible) report that came out this week highlighting the same thing that the other survey that you cited highlighted. You guys definitely have a dominant mind share [seminar] (inaudible) perspective. What can you do to increase the win rate?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Again, I think, if you talk to Jeff Surges, who heads our Sales Operations, we have a number of targeted initiatives that we’re focused on win rate. The good news is that all these surveys are saying two things. One, we’re the most considered solution. And two, within our own base, the Misys space, that I think the most recent survey said 100% of the people they surveyed indicated they were going to stay with their existing vendor, and that was us. So very, very strong news from that perspective.

In terms of win rate, we have very targeted programs, and I’d rather, as Bill was saying, I would rather talk about them after we increase the win rate than telling you exactly and telling our competitors exactly what we’re going do. But suffice it to say that our objective is to win more than our fair share of the market, and we’re looking to expand our market share, so we’re going to be very aggressive.

George Hill Analyst

Good deal, thanks for that.

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Thank you.

Operator

Your next question comes from Sean Wieland. Your line is open.

Sean Wieland - Piper Jaffray & Co. - Analyst

Hi, thanks. My questions are on the seasonality of bookings. Historically, you guys have done close to a third of bookings in the fourth quarter. Is something this year making that change, or is that still consistent?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

Sean, and that was the very reason I gave more guidance than I would typically do around this fourth quarter in terms of booking expectations. So again, I would really encourage you to follow that, just in terms of what we convey.

I think the dynamics at play here is again, a couple of factors. One is the timing of some of these larger enterprise transactions. We talked about our first quarter benefiting from North Shore. We talked about the fact that our third quarter benefited from Catholic Health.

We’ve purposely gotten out of the business of trying predict future large Enterprise deals in any particular quarter, so they often serve as meaningful upside to our expectations. But that’s a major contributor, just thinking about our first three-quarters’ performance and how that might translate to this fourth quarter. Secondarily, this is a business has gone through a change, in fiscal periods. Last year was the first fourth quarter that ended in May, and so I don’t think one experience defines a trend, and so I really want to remain cautious until we kind of see how that plays out.

The third consideration is a mix consideration. We do, as we’ve said, believe as we move into the second half of this year, you’re going start to see movement towards the low end of the market. There’s a possibility that could accelerate somewhat, so that’s another contributing factor for what I believe to be kind of prudent guidance in terms of fourth quarter expectations that we outlined.

Sean Wieland - Piper Jaffray & Co. - Analyst

Okay, great, thanks a lot.

Operator

Your next question comes from Jamie Stockton. Your line is open.

Jamie Stockton - Morgan Keegan & Co., Inc. - Analyst

Thanks for taking my questions. I guess they’re both oriented toward what’s going to drive that acceleration on the low end of the market. I think probably one of the biggest programs out there are the Regional Extension Centers. Can you give us any more color on when you think those are going to kick in? It seems like there’s a pretty large and growing group of physicians that they’re building, and then they’re just trying to figure out their short list of which EHR they’re going to push into that base. Can you talk about that?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Sure. Well, again, and it’s something that we kind of anticipated there would be a question. It’s a very good one. The Regional Extension Centers, the last group of which were selected yesterday, or another group of which were selected yesterday with millions of dollars more allotted to that program, are something we’re very focused on.

As you know, the way the program works is, for every physician, there’s $5,000 set aside, and that’s broken up into three tranches. The first third is given when the physician signs up with a Regional Extension Center. The second third of that $5,000 is given when that physician is trained, and the last third is given when that physician gets to meaningful use.

And each of the Regional Extension Centers is likely to select two or three different providers of software or vendors that they will train for. So right now we’re spending a tremendous amount of time working with the Regional Extension Centers, making sure that they all are aware of our offerings, the support we provide, and most importantly, again, when you talk about competitive advantage, if you’re a Regional Extension Center, the question is how do you get paid as quickly as possible.

If you go to a user that doesn’t have an Electronic Health Record, but also doesn’t have a Practice Management System, you’ve got to install Practice Management first. And that takes a lot of time, and that’s a delay relative to getting the money. So what they especially appreciate about Allscripts is, given that a third of the physicians in the country already have one piece of our software and over 100,000 have our Practice Management Systems, an easy route for them is to go to our base and say, here, we will overlay an Allscripts Electronic Health Record on top of that, and they get them signed up, they get them trained and they get to meaningful use more quickly. So that’s our strategy there. It’s been working effectively, and this market is moving real-time.

So again, if you think about, what makes us unique - Stimulus guarantee, our distribution network, our brand, which is that mindshare, the current installation, which I just mentioned, over 100,000, and lastly, the portfolio, because they want to do more than just use an Electronic Health Record. So that’s why we’re going to win with Regional Extension Centers.

Jamie Stockton - Morgan Keegan & Co., Inc. - Analyst

Great. Glen, the other question I had on the — well, I guess this could impact the practices of any size, but my guess is that it will have a disproportionate one on smaller practices, the ePrescribing number that you threw out, sounds like it’s grown a fair amount in the last few quarters. Can you talk about the transition from getting that position from the standalone ePrescribing product to a full EHR? What’s the general timing on that?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

There’s a very simple answer to that, and let me just use one example. If you are going from our electronic prescribing, to our professional system, all of your data is migrated with one touch. So it’s essentially a one-touch migration that puts all of that data into our Professional EHR. Again, great work by our Chief Innovation Officer, Stanley Crane, in making that happen.

Then, of course, you’ve got to go through the training. The good news is that same electronic prescribing which they’re familiar with is the same electronic prescribing used in our Professional EHR. So now there’s that great crossover, where they’re familiar with the application.

And the way most people start using an Electronic Health Record is module by module. So in that case, they adopt the Electronic Health Record, they start ePrescribing, then they add labs to it, and the next thing you know, you go in, you say you’ve got to do orders, or you want to do notes, and they’re already up and working with it, so it’s a simple transition. So we see that base as, as I said, the on-ramp, our Vice President of our Investor Relations likes to say the on-ramp to the electronic healthcare highway. And I think that’s good description.

Jamie Stockton - Morgan Keegan & Co., Inc. - Analyst

Okay, thanks.

Operator

Your next question comes from Charles Rhyee. Your line is open.

Charles Rhyee - Oppenheimer & Co. - Analyst

Yes, thanks for taking the question. Just a question on the guidance here, Bill. If I look at it, and take the full-year guidance back out, looking at what the implied 4Q guidance is on the revenue line, is it fair to think—-you talked about professional services ticking back up, sort of for the seasonality. But when I look at that time other buckets, is it fair to think what we’re really going to see is another tick-up here of the system sales?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

Yes, I mean again, without getting into too much specificity, I think that we’re not expecting anything unusual from a reoccurring revenue ramp perspective. So focusing in on service component and the system sale component is absolutely appropriate.

Charles Rhyee - Oppenheimer & Co. - Analyst

So, if I look at then the third quarter and sort of the take-down of the backlog, looks like it’s kind of sped up relative to the previous two quarters, and it looks like we’re implying that accelerating again. Can you talk about sort of what’s going on structurally, I guess in terms of implementation and your ability to recognize the revenue faster, and how should I think of that in terms of obviously not talking specifically to guidance, but just generally as we look out in the future?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

Sure, there’s two things that I would call out for you, and I tried to state this last quarter, maybe not as directly as I should have, but there’s a natural lag in terms of our Enterprise booking performance, and when that starts to present itself from a revenue perspective, because on Enterprise we recognize on percentage of completion accounting. So there’s nothing that we’re doing anything different, per se, it’s just indicative of the fact that you’re starting to see kind of the full effect of those transactions going into production and us being able to recognize the revenues. So Enterprise performance and backlog conversion point number one.

Point number two is that Glen made reference to new leadership in the Service organization. There is a renewed focus on really, quite honestly, aggressive backlog management, and making certain that resource allocation is pointed in moving clients forward with an ear towards revenue optimization that respect. So I think you’re starting to see the early stages of some of that work, and just even tighter backlog management under that new leadership. So those would be the two considerations, which both, I think, have a decent amount of sustainability to them.

Charles Rhyee - Oppenheimer & Co. - Analyst

Is one having more influence than the other right now? Is it a function—- is it simply, like if I look back, maybe three, four quarters ago to the fourth quarter last year of last, and we had a nice, big sequential uptick in the license revenues, is that what we’re seeing here in the third quarter of this year, and so I should look at that it way? Or would you say it’s more the better management of the backlog in general?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

I would say, as it pertains to the third quarter, and I don’t have the breakdown in front of me, but my recollection was that it was largely due to the Enterprise kind of dynamic, and again, the build of the strong bookings over the last few quarters, and that’s starting to manifest itself in revenue take-down, and you’re starting to see the early stages, thus a smaller impact, in some of the backlog management that I was describing.

Charles Rhyee - Oppenheimer & Co. - Analyst

Okay, that’s helpful, because I just wanted to make sure I tied it to the question earlier about bookings, and you talked about you expect the sequential demand in bookings to generally be an upward trend. Should we see that translate pretty evenly down to system sales as well?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

For the most part, yes, there’s a little bit of mix consideration there on the margin that I would just caution you on, just in terms of, again, how much of that fourth quarter bookings comes in the form of SaaS versus how much of it comes in the form of add-on sales to existing customers, and then how much of it is Enterprise that’s going to go straight to backlog. So we feel like we’ve taken some conservative assumptions in that 105 kind of baseline that we talked about, in terms of what we’re needing. So to the extent we’re wrong to the positive, then there will likely be a little bit of revenue upside to what we’re conveying.

Charles Rhyee - Oppenheimer & Co. - Analyst

Great, thanks. Last question. You talked about over time you expect to get to maybe a third SaaS, and starting to see that uptick at the vend calendar 2010. How long do you think it takes you to get there, do you think?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc.—CFO

I think we’re talking about several quarters. I think that you’re well into calendar 2011 before we kind of hit that run rate level.

Charles Rhyee - Oppenheimer & Co. - Analyst

Great, thanks a lot, guys.

Operator

Your next question comes from Richard Close. Your line is open.

Richard Close - Jefferies & Company - Analyst

Thank you. Can you hear me okay?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

Yes, we can, Richard.

Richard Close - Jefferies & Company - Analyst

Great. Bill, just on the bookings and talking the about timing of Enterprise deals, I guess the fourth quarter direction that you gave here on the bookings, should we imply that maybe the sizable deals that you took down in the most recent third quarter indicates that maybe you guys haven’t filled the pipeline with Enterprise deals for the fourth quarter?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

No, I’m not conveying that at all. Actually, let me make two observations. One is, I honestly believe some people have overstated the contribution of Catholic Health in the third quarter, most notably, as I mentioned I think on last quarter’s call, it has the potential of being as large as North Shore Long Island Jewish.

As you know, our booking definition is minimum contractual commitment. The reality is that Catholic Health contribution to our third quarter results was about half of that of North Shore, so closer to about $5 million. I have seen several people publish numbers that were close to 2x that, so that’s point number one.

Point number two is that from a pipeline perspective, we remain very bullish in terms of the number of pipeline opportunities that we have on the Enterprise side. When they get to be the more complex, high dollar value, what I said earlier is the fact that we really have gotten out of the business of really banking on those to deliver any one particular quarter.

This fourth quarter in particular, because, again, we’ve witnessed the circumstances where they don’t materialize for one reason or another, and Catholic Health is a perfect example of that. That was one that had real possibility of closing in our second quarter, and it closed in the first week of the third quarter. And so really, the way I would interpret our guidance, is not that there’s a belief that our pipeline is going down, rather, we feel like we’re being prudent and not putting any undue reliance on any large deals and coming up with an expectation.

Richard Close - Jefferies & Company - Analyst

Okay, that’s helpful. Glen, you detailed some pretty nice-size wins the opportunity on the affiliated side. How quickly do you guys feel that you will be able to penetrate those affiliated bases on all the wins that you guys have had over the last couple quarters?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

We’re gearing up to do that. We’re learning, as we go. We have had very good success so far at North Shore Long Island Jewish.

It always helps when an organization brings in a group of physicians. It indicates to them that they will be either buying or subsidizing the application. They will be providing assistance, and they will be providing connectivity, for example, in North Shore’s case and in some of the cases I mentioned today, to all of the ERs. As that starts to happen, people are going to understand that having a connected system of health is critical from a safety perspective and from an ease of use perspective.

So, net-net, we think that in every case where we’re getting these, whether it be North Shore, whether it be U-Mass, which is another great client, we’re making real solid progress in terms of the numbers. And again, what’s nice from our perspective is if everything happened today that would be a problem. We couldn’t handle it all. So it’s gearing up nicely as we’re gearing up, and I would describe that in the same way Bill and I have described each quarter, which is each quarter will get better, incrementally better than the quarter before, and there will be a nice build on that.

Richard Close - Jefferies & Company - Analyst

And then do you think they are going to be professional deals or MyWay deals?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

That’s going to vary, depending on the market. In some cases, they will offer both, and some of these, when they say affiliated practices, while most of them are small, I will use North Shore as an example yet again, there are two groups there that have more than 50 physicians each that earn the initial tranche. And those groups will likely go with Enterprise. There are other groups that are going with other of our applications, whether it be Professional or whether it be MyWay.

I would also mention that remember, some of the groups in these respective market areas bought ahead of the announcements, so they may have one of our systems. The good news is if you’re buying Allscripts, you are going to be connected to the network. And that’s reassuring for these clients, because they want to be connected, and when you’re talking the about a network that’s already a third of the physicians in America, there’s a lot of comfort that comes from that. Physicians like that security.

Richard Close - Jefferies & Company - Analyst

Great, thank you.

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

We’ll take two more questions, just to be fair with people’s time.

Operator

Your next question comes from Glenn Garmont. Your line is open.

Glenn Garmont Analyst

Thanks, Glen. Just a quick follow-up if I could. As I think about the small end of the market, I can appreciate that that end of the market hasn’t really heated up yet in earnest, but what’s the biggest obstacle at this point? Is it presumably the uncertainty around meaningful use is starting to dissipate? Is it the economy? Is it simply the fact that they still have a lot of time relative to large practices? What do you think is holding them back at this point?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

It’s a little bit of all of the above. Some of them are saying I will wait until I see the first check from the government to believe it. Some of them are saying I will wait until I see whether any of the big health systems in our area are going to give this to me or give assistance. Some of them are saying, I surely don’t want to change my Practice Management system, and they’ve been approached by folks who are suggest they do that, so they’re waiting for someone like Allscripts to come along and say, you don’t have to change your Practice Management system. And some of them are just taking a little bit of a wait and see, hey, I still have some time, I’m going wait and see, I’m going get started a little more slowly.

So it’s all of the above, but that said, every month, every quarter, we’re seeing more and more of them start to explore, start to get interested, start to see that the number of practices around them are adopting. Remember, 163,000 practices have less than three physicians, and it’s going to take some time. But that’s good news for us.

The other thing I would say is, there was a recent article in the New York Times, and it was interesting, because it actually featured one of the announcements today, Parkview, where some of their independent physicians had decided to actually join, become a part of the larger integrated delivery network or healthcare system, in part due to automation. So it was pretty fascinating, because one of the reasons the physician gave in the article was, well, they’re fully automated, I’ll be fully connected, I will have all their information, and it will be easier. So that’s also a factor. But, net-net again, I think the real message is the time is now, it is happening, and every quarter is going to get better.

Glenn Garmont Analyst

Appreciate the comments. Thanks, Glen.

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Okay thanks. Last question?

Operator

Your last question comes from Greg Bolan. Your line is open.

Greg Bolan - Wells Fargo Securities - Analyst

Thanks, and congrats on a great quarter. Bill, as it relates to the no payments program, can you describe kind of advantages or disadvantages of dealing with your banking partner rather than possibly dealing directly with an individual client when it comes to the visibility of payments?

Bill Davis - Allscripts-Misys Healthcare Solutions, Inc. - CFO

I actually - about 25% of our Professional MyWay transactions actually do involve third-party financing, and I’ve said too many investors I would actually take a lot higher percentage of that, the simple reason being the surety of collection and ease of administration from our perspective is just that much better. We’ve gotten this thing down to a pretty decent science, in terms of the evaluation of these customers from a credit perspective and really have ingrained it into our sales process in a very effective way. So we are very pleased with the program. It’s net positive to us, again, from an administration cash flow perspective, and we’d take more of it, if it was of interest, to our customers.

Greg Bolan - Wells Fargo Securities - Analyst

That’s helpful, thanks. Last one here, with regards to the recruiting environment, first, call it seasoned quota carrying reps, can you talk about the level of competition that Diane and her team are encountering during possibly poaching expeditions, and how would you characterize your discipline with kind of, call it, buying top talent?

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Well, think the good news this is Glen, one, and Diane Adams, we went out and got world-class talent to help us recruit talent. So that’s a great start. We aren’t doing a lot of poaching in any respect. We’re looking to hire in a few key areas, but one of the initiatives we’re undertaking is hiring a substantial number of college grads, and we believe with our READY systems and our upgrade enablement center that we can quickly train those folks to educate potential prospects and buyers. Similarly, remember, the RECs are going to be helpful in terms of training folks.

But overall, I think Allscripts remains a very desirable place to work. We’ve won a number of awards for top places to work in our respective communities that we operate in, the Company is a very giving Company from that perspective, and so I think people look to us, and they like our locations. It’s not the like we’re in the middle of Wisconsin or anything. We’re in great locations to work, in Raleigh and other places, and we’re doing a good job recruiting.

Greg Bolan - Wells Fargo Securities - Analyst

That’s great. Thanks, guys.

Glen Tullman - Allscripts-Misys Healthcare Solutions, Inc. - CEO

Okay, thanks, everyone. And again, very much appreciate everyone joining us on the call. We couldn’t be more excited about what we see happening in the market, and a special thanks to our existing investors, to all the clients that have confidence in us, and to the employees who are making it happen every quarter. Thanks very much. We’ll talk to you next quarter.

Operator

This concludes today’s conference call. You may now disconnect.